Exhibit 10.1
SUPPORT SERVICES AGREEMENT

Support Services Agreement (this "Agreement") dated as of May 1, 2007 (the "Effective Date") between Monarch Bay Management Company, LLC, a California limited liability company ("MBMC") and Remote Dynamics, Inc., a Delaware corporation (“RDI”).

WHEREAS, RDI wishes to engage MBMC to provide the Services (as defined below) on the terms and conditions set forth herein and MBMC wishes to be so retained;

NOW THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE
SERVICES

1.1           Management Services.  RDI hereby engages MBMC to perform the Management Services set forth in Schedule 1 hereto for the benefit of RDI, and MBMC agrees to perform such Management Services, on the terms and conditions set forth herein.

1.2           Facility and Administrative Services.  RDI hereby engages MBMC to perform the Facility and Administrative Services set forth in Schedule 1 hereto for the benefit of RDI, and MBMC agrees to perform such Facility and Administrative Services, on the terms and conditions set forth herein.

1.3           Business Development Services.   RDI hereby engages MBMC, on a non-exclusive basis, to identify and introduce to RDI potential parties to product development relationships, licensing relationships, customer or distribution relationships and other similar transactions or relationships with RDI (each, a “BD Transaction”).

1.4           Creditor Resolution Services.   RDI hereby engages MBMC, on a non-exclusive basis, to resolve on behalf of RDI certain claims of RDI’s creditors (the “Creditor Claims”).
RDI will advise MBMC in writing of the Creditor Claims and the confirmed debt of each Creditor Claim (“Confirmed Debt”) for which, it requires MBMC’s services. MBMC will, use its reasonable efforts to negotiate the Creditor Claims and to attempt to effect a reasonable and fair settlement, discharge, or release of Creditor Claims (the “Creditor Resolution Services”).  MBMC will consult with RDI on a regular basis with respect to the Creditor Claims assigned to it and prior to presenting any final agreement to a creditor will consult with RDI and RDI will specifically approve any such proposed final agreement.

1.5           Other Services.  RDI may, from time to time, engage MBMC to perform other services for the benefit of RDI (“Other Services”).   The scope of, the applicable fee for, and any additional terms and conditions relating to any such other services shall be reflected in a Services Addendum to this Agreement in the form of Exhibit A hereto.

1.6           Reporting.  RDI shall have the right to request written reports at any time during the term of this Agreement, which shall be furnished within 30 days after such request, describing the progress, status of, and other matters pertaining to the Management Services, the Facility and Administrative Services, the Creditor Resolution Services and any Other Services provided pursuant to Section 1.5 (collectively, the “Services”) as RDI shall request. RDI may freely utilize all such information arising out of the performance of the Services under this Agreement in any manner desired.

ARTICLE TWO
COMPENSATION

2.1           Compensation.

(a) Management Services.   For each month during the term of this Agreement, RDI will pay to MBMC a fee in respect of the Management Services (the “MS Fee”) equal to $20,000 in cash.  The MS Fee will be due and payable on the first business day of such month and is non-refundable.

(b)  Facility and Administrative Services.   For each month during the term of this Agreement, RDI will pay to MBMC a fee in respect of the Facility and Administrative Services (the “FAS Fee”) equal to 10% of the MS Fee in cash.  The FAS Fee will be due and payable on the first business day of such month and is non-refundable.

(c)  Business Development Services.  RDI will pay to MBMC a fee (the “BD Fee”) equal to 6% of RDI’s total revenue from any BD Transaction involving RDI and a partner or customer introduced to RDI by MBMC (each, a “BD Transaction”) that is entered into during the term of this Agreement or any Tail Period (as defined below)).  The BD Fee will be due and payable in cash, when and as the associated revenue from the BD Transaction is collected by RDI. Notwithstanding the foregoing, the BD Fee payable with respect to any BD Transaction will be reduced by the amount of any fees paid by RDI to any investment banker or finder engaged by RDI to represent it in such BD Transaction.

(d)  Creditor Resolution Services.  For Creditor Claim which MBMC successfully resolves, RDI will pay to MBMC a fee (the “CR Fee”) equal to 20% of the Effected Savings (as defined below) in respect of such Creditor Claim.  “Effected Savings” means the amount of the Confirmed Debt less the amount which is actually paid by RDI to settle the Creditor Claim. At the RDI’s option (as long as RDI’s common stock is quoted on the OTCBB), CR Fees may be paid in the form of shares of RDI’s common stock (registered under Form S-8 or other form to permit the free and immediate resale by MBMC’s designated principals and otherwise unlegended and unrestricted), with the number of shares payable determined based on a valuation of the common stock equal to 80% of the closing bid price of the common stock on the OTCBB on the trading day immediately preceding the date of delivery of such shares to MBMC’s designated principals.  Payment of each CR Fee shall be made as part of and contemporaneous with the settlement date of the Creditor Claim to which it relates.

(e)  Other Services.   IF RDI has engaged to perform any Other Services, RDI will pay to MBMC the fee specified for such Other Services in the applicable Services Addendum (the “Other Services Fee”).  Unless otherwise specified in the applicable Services Addendum, the Other Services Fee will be due and payable in cash on the first business day of each month during which the Other Services are provided and will be non-refundable.

2.2           Reimbursement.  RDI will reimburse MBMC for any and all reasonable expenses incurred by MBMC in connection with MBMC's performance of the Management Services and any Other Services; provided, however, that any such expenses must be pre-approved by RDI and otherwise adhere to control procedures implemented by RDI. All requests for reimbursement for expenses must be accompanied by documentation in form and detail satisfactory to RDI.  RDI will reimburse MBMC for expenses incurred in compliance with this Section 2.2 within fifteen days following RDI’s receipt of MBMC’s invoice therefore.

ARTICLE THREE
REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1           Representations and Warranties.  Each party represents and warrants to the other that:

(a) It has not entered into any agreement, whether written or oral, in conflict with this Agreement; and

(b) It has the full power and authority to enter into this Agreement.

3.2           MBMC’s Covenants.  MBMC:

(a) shall act as an independent contractor with no authority to obligate RDI by contract or otherwise;

(b) shall exercise only such powers and perform such duties as may from time to time be vested in MBMC or assigned to MBMC by RDI;

(c) shall devote such time and effort as is reasonably necessary to provide the Services;

(d) shall comply with all applicable laws in the performance of the Services; and

(e) shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without RDI’s prior written consent;

ARTICLE FOUR
CONFIDENTIAL INFORMATION

4.1           Confidentiality.  MBMC shall, during the term of this Agreement and for a period of five years thereafter, keep all RDI Confidential Information confidential and use such information only for the purposes expressly set forth herein.  RDI Confidential Information shall mean all information concerning RDI or its current or planned business, which is disclosed to MBMC by RDI or which results from, or in connection with, any Services performed pursuant to this Agreement.

4.2           Access.  MBMC agrees to limit the access to RDI Confidential Information to only those persons under MBMC's direct control who, with RDI’s knowledge and consent, are responsible for performing the Services set forth in Article One.

4.3           Authorized Disclosure.  MBMC shall have no obligation of confidentiality and non-use with respect to any portion of RDI Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of MBMC; (ii) is obtained from a third party who had the legal right to disclose the information to MBMC; or (iii) MBMC already possesses as evidenced by MBMC’s written records predating receipt thereof from RDI.

4.4           Return of Information.  Upon the termination of this Agreement, MBMC will promptly return to RDI all materials, records, documents, and other RDI Confidential Information in tangible form.  MBMC shall retain no copies except as required by law of such materials and information and, if requested by RDI, will delete all RDI Confidential Information stored in any magnetic or optical disc or memory.

4.5           Third Party Information.  MBMC shall not, in connection with the Services to be performed under this Agreement, disclose to RDI any information, which is confidential or proprietary to MBMC, or any third party.

ARTICLE FIVE
INDEMNITY; LIMITATION OF LIABILITY

5.1           Indemnity.

(a)  RDI will indemnify and hold harmless MBMC against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which MBMC is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this Agreement or MBMC's performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of MBMC.

(b)  The indemnification provisions shall be in addition to any liability which RDI may otherwise have to MBMC or the persons indemnified below in this sentence and shall extend to the following: MBMC, its affiliated entities, members, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to MBMC in this Article Five shall be understood to include any and all of the foregoing.

5.2           Limitation of Liability.  MBMC shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to RDI for or in connection with this Agreement or MBMC’s performance hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from MBMC's gross negligence or willful misconduct.  In no case shall MBMC’s liability (whether direct or indirect, in contract or tort or otherwise) to RDI for or in connection with this letter agreement or MBMC’s performance hereunder exceed the aggregate fees paid by RDI to MBMC hereunder.

ARTICLE SIX
TERM AND TERMINATION

6.1           Term. The initial term of this Agreement shall be from the Effective Date through the first anniversary thereof (the “Initial Term”).  After the Initial Term, the term of this Agreement will automatically be extended for an additional successive one-year periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term.

6.2           Termination.  This Agreement may be terminated by either party upon the breach of a material term hereof by the other party, which breach remains uncured for 30 days after the date that the non-breaching party has served written notice on the other party, which notice will set forth the basis of such breach and the non-breaching party's intent to terminate the Agreement.

6.3           Effect of Termination.  Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Articles Four, Five and Eight; provided that, following such termination, MBMC shall be entitled to receive (a) all amounts payable by RDI to MBMC through the date of expiration or termination and (b) 100% of the BD Fees with respect to any BD Transactions consummated within a period of twelve months following the termination of this Agreement (the “Tail Period”) with any party identified or introduced by MBMC to RDI.

ARTICLE SEVEN
MISCELLANEOUS

7.1           Relationship of the Parties.

(a)  RDI is a sophisticated business enterprise that has retained MBMC for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. RDI recognizes that the relationship contemplated hereby is not an exclusive relationship for MBMC or any of its personnel.  Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(b)  The Services do not include requiring MBMC to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law.  MBMC's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to RDI.  Accordingly, MBMC shall not express any legal opinions with respect to any matters affecting RDI.

(c)  MBMC will be responsible for making appropriate filings and payments to the federal, state and local taxing authorities, including payments of all withholding and payroll taxes due on compensation received hereunder, estimated income payments, employment and self-employment taxes, if applicable.

7.2           Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought.  The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

7.3           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties (whether written or oral) relating to said subject matter, including without limitation the letter agreement (regarding the provision of Corporate Development and CFO services), dated July 1, 2006, between Huron Holdings, Inc. and MBMC which is hereby terminated.

7.4           Amendments.  This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer of RDI and MBMC.

7.5           Assignment.  RDI has specifically contracted for the Services of MBMC and, therefore, MBMC may not assign or delegate MBMC's obligations under this Agreement, either in whole or in part, without the prior written consent of RDI.

7.6           Severability.  If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it can not be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

7.7           Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

7.8              Notices.  All notices provided for in this Agreement shall be in writing and shall be deemed effective when either served by personal delivery or sent by express, registered or certified mail, postage prepaid, return receipt requested, to the other party at the corresponding mailing address set forth below or at such other address as such other party may hereafter designate by written notice in the manner aforesaid.

7.9              Force Majeure.  MBMC shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising out of acts of God, acts or orders of a government, agency or instrumentality thereof (whether of fact or law), acts of public enemy, riots, embargoes, strikes or other concerted acts of workers (whether of MBMC or other persons), casualties or accidents, delivery of materials, transportation or shortage of cars, trucks, fuel, power, labor or materials or any other causes, circumstances or contingencies that are beyond the control of MBMC; provided, however, that MBMC shall use its best efforts to resume provision of the Services as soon as possible. Notwithstanding any events operating to excuse performance by MBMC, this Agreement shall continue in full force for the remainder of its term and any renewals thereof.

7.10           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.

7.11           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of California and the parties to this Agreement hereby submit to the exclusive jurisdiction of the courts, both state and federal, in the County of Orange, State of California.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

MONARCH BAY MANAGEMENT COMPANY, LLC

____________________________________
By: Keith Moore
Title: Managing Director
Address: 30950 Rancho Viejo Rd #120
  San Juan Capistrano, CA  92675

REMOTE DYNAMICS, INC.

____________________________________
By: David Walters
Title: Chairman
Address:  200 Chisholm Place, Suite 120
  Plano, Texas 75075

Schedule 1
Management Services

•	Make available an individual acceptable to RDI in its sole discretion to serve as Chief Financial Officer of RDI.
•	Perform all principal accounting and financial officer duties.
•
Direct all finance, accounting and treasury functions including cash forecasting, cash management, operational budgeting, month-end closing, and ensure accuracy and compliance in accounting/financial reporting.

•
Re-engineer the Finance Department - transform finance operations through improved processes, advising on financial performance, evaluation of outsourcing options, best management practices, evaluating/appraising strategic partnerships.

•	Support fundraising activities.
•	Analyze financial and operating information for management to facilitate decision-making and provide input for corrective action, where applicable.
•	Recommend/implement improvements to ensure the integrity of the company’s financial information and systems.
•	Forecast and monitor financial information against goals and operating strategy.
•	Manage/oversee relationships with independent auditors, banks and investment banking community.
•	Handle financial negotiations with other third party relationships.
•	Prepare quarterly updates to the financial forecast.
•	Lead the financial due diligence efforts.
•	Lead the integration of accounting and finance systems for mergers.

Facility and Administrative Services

•	Provision of corporate headquarters office space.
•	Provision of utilities, telecommunications, cleaning and other services related to maintaining corporate headquarters office space.
•	Shipping and postage related to corporate headquarters functions

Attachment A
Services Addendum

Scope of Other Services:
Other Services Fee:

Other Terms and Conditions:

Acknowledged and agreed by:

REMOTE DYNAMICS, INC.

By: ______________________

Date:

MONARCH BAY MANAGEMENT COMPANY, LLC

By: ______________________

Date: